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                                                                  EXHIBIT 4(c)


                         CERTIFICATE OF LIMITED PARTNERSHIP
                                          OF
                                UTILICORP CAPITAL L.P.


   The undersigned, for the purpose of forming a limited partnership pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify:

   1. NAME. The name of the limited partnership is UtiliCorp Capital L.P. (the "Partnership").

   2. REGISTERED OFFICE AND REGISTERED AGENT. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

   3. THE NAME AND BUSINESS ADDRESS OF THE GENERAL PARTNER. The name and business address of the general partner (the "General Partner") are as follows:

       UtiliCorp United Inc.
       911 Main, Suite 3000
       Kansas City, MO 64105

   IN WITNESS WHEREOF, the undersigned, being the Sole General Partner in the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 1st day of May, 1995.

                                              UtiliCorp United Inc.,
                                              a Delaware corporation.



                                              By: /s/ DALE J. WOLF
                                                  ----------------------------
                                                  Name:  Dale J. Wolf
                                                  Title: Corporate Secretary